Exhibit 23.1

RRBB Letterhead

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 13, 2011, on the financial statements of Focus Gold Corporation, which report appears in the February 28, 2011 Annual Report to the Shareholders of Focus Gold Corporation.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey
December 15, 2011